Exhibit 99.1

CytoSorbents Reports Preliminary 2019 Financial Results and Issues Stockholder Letter

Growth accelerated in Q4 2019, with preliminary record total revenue of $7.4 million and record product sales of $6.6 million, driven by a 30% increase in direct sales. Cumulative CytoSorb treatments surpassed 80,000

MONMOUTH JUNCTION, NJ – January 14, 2019 - CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, issues a stockholder letter from Dr. Phillip Chan, Chief Executive Officer of CytoSorbents, and pre-announces preliminary unaudited fourth quarter 2019 and full-year 2019 results ahead of filing its Form 10-K.

Preliminary 2019 Financial Highlights:

The Company expects to announce the following:

•	Cumulative CytoSorb treatments surpassed 80,000, up from 56,000 at the end of 2018
•	Q4 2019 unaudited total revenue was approximately $7.4 million versus $6.1 million a year ago
•	Growth accelerated in Q4 2019, with quarterly unaudited product sales of approximately $6.6 million, a 21% increase versus $5.5 million a year ago, bolstered by a 30% increase in direct sales. On a constant currency basis, Q4 2019 product sales increased 23%
•	2019 unaudited total revenue was approximately $24.9 million versus $22.5 million in 2018
•	2019 unaudited total product sales were approximately $22.8 million versus $20.3 million in 2018
•	On a constant currency basis, 2019 unaudited total revenue and product sales were $26.0 million and $23.9 million, representing 16% and 18% growth, respectively
•	Preliminary blended product gross margins are expected to be at or near 80% for Q4 2019, mixing higher margin direct and lower margin distributor and partner sales

Dear Stockholders and Friends,

First, let me thank all of you for your patience and support in 2019, which was a challenging year. It was technically our best year ever, but clearly did not meet our collective expectations. We disappointed you, and as a stockholder myself, I understand and share your disappointment.

That said, as we say goodbye to 2019, and warmly welcome the new decade, we ended the year on a strong note, with a 21% resurgence in growth and achievement of preliminary, unaudited record Q4 2019 total revenue and product sales of $7.4 million and $6.6 million, respectively. And despite the growing pains, 2019 was still a year of progress.

•	We have surpassed 80,000 CytoSorb cumulative treatments delivered, expanded distribution to a total of 58 countries globally, and continue to sell all of the inventory that we manufacture, currently at record output
•	Over the past year and a half, we made significant investments to expand our company from 105 people to now approximately 155, with most joining in the second half of 2019. This positions the company well for future growth and alleviates key bottlenecks in our business. The rapid expansion was a major accomplishment that required, and still requires, the focus and effort of our entire organization
•	Preliminary Q4 2019 unaudited product sales give a glimpse of the potential return on this investment, where we reversed the trend of lower quarterly growth. Quarterly sales rebounded 21% year over year, and 23% on a constant currency basis. This was powered by a 30% increase in direct sales, as our revised direct sales strategy was implemented and as new direct sales reps and territories began to contribute to our results
•	We expect to report blended product gross margins for Q4 2019 to be at or near 80%, representing an up to 600 basis point increase compared to 74% a year ago. We achieved this impressive margin expansion through a relentless focus on manufacturing efficiencies and innovations, and economies of scale
•	In another major accomplishment, we achieved the renewal of the CytoSorb CE Mark through May 2024 and annual ISO 13485:2016 certification through September 2022. This effectively defers the regulatory risk of the new Medical Device Regulation (MDR) criteria that goes into effect in May 2020. Many products by other companies will likely be removed from the E.U. market due to this regulatory hurdle.
•	The Germany-funded REMOVE endocarditis randomized controlled trial has completed its targeted enrollment of 250 patients, and will complete its over-enrollment of patients this month to account for potential dropouts. Outcomes for the study are expected to be reported in mid-2020. A positive study would have important implications in the U.S. where infective endocarditis is rampant due to the opiate crisis and use of dirty needles

•	The removal of anti-thrombotic agents, also known as blood thinners, during cardiac surgery has emerged as a potentially compelling commercial application for CytoSorb. New observational data in patients taking the well-known drugs, ticagrelor and rivaroxaban, demonstrated a significant reduction in bleeding events and costs when used during emergency open heart surgery. We are currently seeking CE mark label expansion of CytoSorb to include the removal of certain anti-thrombotic agents. This will allow us to market CytoSorb on-label for this application. As part of this strategy, we have begun the U.K. TISORB study, and expect the study to ramp this quarter with 8 active sites
•	We have been working closely with our new contract research organization to provide the data and data analysis requests of the Data Monitoring Committee for the REFRESH 2-AKI trial in the first half of 2020, and to resume the trial as soon as possible. Meanwhile, we expect a significant reduction in study-associated expenses during this period
•	HemoDefend development progressed steadily throughout the year. Unfortunately, a manufacturing issue in December, related specifically to HemoDefend, has delayed our IDE filing with the FDA, which we are currently working to resolve
•	Management acquired more than 100,000 shares within the past 6 months through open market purchases and the exercise and holding of options, reflecting our confidence in the strength of the underlying business

For 2020, our focus will be to drive our U.S. and E.U. clinical programs and maximize sales.

I have personally taken over the role of interim Chief Medical Officer for the time being, acknowledging with utmost importance the priority and urgency of our clinical programs. This is being done in parallel to an aggressive search for a new CMO. As we work to resume the REFRESH 2-AKI trial, we believe the anti-thrombotic removal application for cardiac surgery represents a potentially rapid, relatively inexpensive pathway for U.S. FDA approval and are aggressively pursuing this strategy. Meanwhile the U.S. and E.U. clinical teams are working together to advance the U.K. TISORB study and initiate new company-sponsored critical care and cardiac surgery studies in the E.U.

From a commercialization standpoint, the company is much stronger than it was a year ago, with more people and expertise than we have ever had. For example, we have substantially expanded our sales and marketing resources in Europe and elsewhere, such that for the first time, the commercialization team is now approximately the size of our U.S. operations. Importantly, we have more than doubled the number of customer facing sales representatives and specialists in Germany - our core market that accounts for 60-65% of our product sales. This increase in headcount is intended to allow our sales people to be more efficient, to better serve our customers, to communicate the value proposition of CytoSorb more effectively, and to harvest sales. In addition, we have added significant resources to better optimize our sales processes, take advantage of new clinical applications, and strengthen our marketing messaging. Meanwhile, distributor and partner sales are expected to increase as well, aided by recent clinical successes, new clinical data and applications, select reimbursement, and multiple expected registration approvals in Latin America. This also includes Mexico registration that is anticipated to accelerate our partnership with Fresenius Medical Care.

We believe our business has never been as exciting as it is today. Unlike products that address a single problem, CytoSorb is riding the wave of multiple macro trends in healthcare. The aging baby boomer generation is driving the incidence of serious infections and sepsis, trauma, the use of blood thinners to prevent strokes and heart attacks, sudden cardiac arrest, and cardiac surgery for both coronary artery disease and structural heart disease. The chronic liver disease pandemic that afflicts 1 in 11 people worldwide, results in millions of people being admitted to hospitals for acute exacerbations of their disease each year, where CytoSorb is viewed by some as the next generation liver support therapy. The advent of cancer immunotherapy has significantly increased the risk of associated adverse events such as cytokine release syndrome and infection that CytoSorb was designed to treat. The opiate crisis and use of dirty needles has resulted in a devastating burden of critically-ill patients with infective endocarditis, sepsis and acute heart failure, where CytoSorb is being used to stabilize patients both intraoperatively and postoperatively. And last, but not least, critical care is a crushing economic burden on hospitals and healthcare systems due to the lack of effective therapies to treat patients. CytoSorb represents a paradigm shift in the treatment of critically-ill patients and may dramatically improve the economics of ICU care.

But what makes it all worthwhile is knowing that CytoSorb is being used to help save lives around the world. Whether it was the real-world case of a young pregnant woman who held her baby in her arms just hours after surviving complicated emergency surgeries to deliver her unborn baby by cesarean section and then repair her rupturing aorta under the protectiion of CytoSorb. Or the grandfather who will be there for his grandchildren after being rescued from massive organ failure and septic shock with CytoSorb following surgery for colon cancer. Or the young man who collapsed to the ground in cardiac arrest, underwent nearly 2 hours of CPR in the field, followed by extracorporeal CPR and CytoSorb, and walked out of the hospital 2 weeks later, doing well without significant brain damage. These are real-life examples of how physicians are using our CytoSorb therapy to make a positive difference in the lives of patients and their families.

We start the New Year confident that we have the right product, the right strategy, and most importantly the right people to make this company successful. We would like to thank all of you in the extended CytoSorbents family who have given your time, energy, hard work, expertise, trust, and support to help establish CytoSorb as a key therapeutic option for those in greatest need. Without you, none of this would be possible. To the patients and their families, physicians, nurses, healthcare workers, hospital leadership and administrators, scientific and clinical researchers, distributors, strategic partners, service providers, shareholders and especially our employees and their families..…On behalf of the Board of Directors and the management team, we are grateful to all of you for helping to make this a reality and for continuing to share this journey with us! Our best wishes to you and your loved ones for a healthy, happy, and successful New Year!

Dr. Phillip Chan, MD, PhD

Chief Executive Officer

CytoSorbents Corporation

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 58 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure. CytoSorbents is conducting its pivotal REFRESH 2-AKI trial – a multi-center, randomized controlled, clinical trial intended to support U.S. regulatory approval of CytoSorb for use in a heart-lung machine during complex cardiac surgery to reduce organ injury. The Company has also initiated the company-sponsored U.K. TISORB trial evaluating the removal of ticagrelor in emergency cardiac surgery patients.  CytoSorb® has been used in more than 80,000 human treatments to date.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of approximately $29 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM), and others. The Company has numerous products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and multiple applications pending, including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 7, 2019, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Cytosorbents Contact:
Amy Vogel

Investor Relations

732-398-5394

avogel@cytosorbents.com

Investor Relations Contact:

Jeremy Feffer

LifeSci Advisors

917-749-1494

jeremy@lifesciadvisors.com